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    WORLD MONITOR TRUST--
    SERIES C
    MONTHLY REPORT/
    SEPTEMBER 29, 2000

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         WORLD MONITOR TRUST--SERIES C
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Dear Interest Holder:
Enclosed is the report for the period from August 26, 2000 to September 29, 2000 for World Monitor Trust--Series C ('Series C'). The net asset value of an interest as of September 29, 2000 was $68.16, an increase of 0.68% from the August 25, 2000 value of $67.70. The year-to-date return for Series C was a decrease of 28.99% as of September 29, 2000. Additionally, the return for the quarterly period from July 1, 2000 to September 29, 2000 was an increase of 1.69%.

We are pleased to announce that we have selected Northfield Trading L.P. ('Northfield') as the new Trading Advisor for Series C. Northfield will begin trading the Fund's assets on or about November 13, 2000. From the date of termination of the Advisory Agreement with Hyman Beck & Company, Inc. until Northfield begins trading, the unallocated assets continue to earn interest. Northfield will employ their Diversified Program utilizing 1.5x leverage. Northfield's Diversified Program trades over 50 markets worldwide and employs a systemic non-discretionary multi-systems program utilizing a combination of short- and long-term systems. Although there can be no guarantee that this trading program will be successful, we are confident that Series C is well positioned to capture future market opportunities.

The estimated net asset value per interest as of October 23, 2000 was $68.45. Past performance is not necessarily indicative of future results.
Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -----------------------
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from August 26, 2000 to
  September 29, 2000
Revenues:
Realized gain on commodity
  transactions........................   $ 17,062
Change in unrealized commodity
  positions...........................    (17,062)
Interest income.......................     53,909
                                         --------
Net gain..............................   $ 53,909
                                         --------
                                         --------

STATEMENT OF CHANGES IN NET ASSET VALUE
----------------------------------------------------
For the period from August 26, 2000 to
  September 29, 2000

                                              Per
                                 Total      Interest
                               ----------   --------
Net asset value at beginning
  of period (120,631.756
  interests).................  $8,166,972    $ 67.70
Net gain.....................      53,909
Redemptions..................    (529,566)
                               ----------
Net asset value at end of
  period (112,838.333
  interests).................  $7,691,315      68.16
                               ----------
                               ----------
                                            --------
Change in net asset
  value per interest.....................    $  0.46
                                            --------
                                            --------
Percentage change........................       0.68%
                                            --------
                                            --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series C is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                 ----------------------
                                 by: Barbara J. Brooks
                                 Chief Financial Officer